Exhibit 3.1

CERTIFICATE OF FORMATION

OF

LIBERTY RENEWABLE FUELS LLC

The undersigned, acting as the organizer of a limited liability company under the Delaware Limited Liability Company Act, hereby adopts the following Certificate of Formation:

ARTICLE ONE

NAME

The name of the limited liability company is Liberty Renewable Fuels LLC (the “Company”).

ARTICLE TWO

REGISTERED AGENT

The address of the Company’s initial registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Company’s initial registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

ORGANIZER

The name and address of the authorized person acting as organizer of the Company is:

Name	Address
David P. Valenti	Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701

IN WITNESS WHEREOF, the undersigned being the authorized person acting as the organizer of a limited liability corporation under the laws of the State of Delaware has executed this Certificate of Formation on this the 21st day of June, 2006.

David P. Valenti, Organizer

CERTIFICATE OF FORMATION	1	LIBERTY RENEWABLE FUELS LLC